Exhibit 99.1
Reynolds American
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2006-09
	Ken Whitehurst	Maura Payne
	(336) 741-0951	(336) 741-6996

Jan Smith
(336) 741-6995
Reynolds American Enters Smokeless Tobacco Category Via Acquisition of Conwood
$3.5 Billion Acquisition of Nation’s No. 2 Company in Growing Moist Snuff Category

Deal at a Glance
•	2005 Financial Summary of Conwood:
¡	Net sales of more than $450 million

¡	Operating income of nearly $250 million

¡	Operating margins of about 55 percent
•	Five-year annual sales growth rate of 8 percent

•	No. 1 or No. 2 position in every smokeless category

•	23 percent share of moist snuff category

•	Top-selling moist snuff brands: Kodiak and Grizzly
WINSTON-SALEM, N.C. — April 25, 2006 — Reynolds American Inc. (NYSE: RAI) has agreed to acquire a holding company that owns Conwood, the nation’s second largest manufacturer of smokeless tobacco products, for $3.5 billion. The holding company is owned by business interests of the Pritzker family.
“Conwood provides us with a significant, strategic platform within the growing moist snuff category that would have taken years to build,” said Susan M. Ivey, chairman and chief executive officer of Reynolds American. “The moist snuff category has been growing at 4 percent to 5 percent for the past five years.

Clearly, we’re excited by this unique opportunity to gain immediate scale and strength in the category.”
Tom Pritzker, chairman and CEO of The Pritzker Organization said: “We are very proud of what our team has accomplished. Having achieved a strong position in the market, we felt that a strategic buyer would be in the best position to continue the growth of the company. In Reynolds American, we found a management team that is both compatible with our management team and, in our view, has the vision and capabilities to capitalize on what we have achieved.”
Conwood, headquartered in Memphis, Tenn., had 2005 annual net sales of more than $450 million and operating income of nearly $250 million, which represents an operating margin of about 55 percent. Over the past five years, Conwood has delivered very strong compound annual growth in net sales and operating income of approximately 8 percent and 10 percent, respectively.
“This transaction is expected to be accretive to earnings in both the short and long term, and enhances shareholder value,” said Dianne M. Neal, RAI’s executive vice president of finance and chief financial officer. “Conwood’s strong growth and high margins should make it an important driver of RAI’s future profitability.”
Conwood is the only company to compete in all five segments of the U.S. smokeless tobacco industry, manufacturing moist and dry snuff; and loose leaf, plug and twist chewing tobaccos. Conwood holds the No. 1 or No. 2 position in every segment of the smokeless tobacco market. Moist snuff accounts for more than 70 percent of Conwood’s sales, led by both its premium-priced Kodiak brand and its rapidly growing value-priced Grizzly brand.
Conwood, which traces its roots back to the 1782 founding of the Garrett Snuff Company, operates seven facilities and employs about 900 people in Tennessee, Kentucky and North Carolina.
Reynolds American is also the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; R.J. Reynolds Global Products, Inc.; and Lane Limited. Conwood will operate as a subsidiary of Reynolds American. Bill Rosson, Conwood’s chief executive officer, will report to Jeffrey A. Eckmann, Reynolds American’s executive vice president of strategy and business development. Santa Fe Natural Tobacco Co., R.J. Reynolds Global Products and Lane Limited also report to Eckmann.
“Conwood’s management team has an excellent record of delivering growth and building strong brands,” said Eckmann. “They have doubled their share of the moist snuff market over the last five years. Their commitment to product innovation and brand building is an excellent fit with the strategic direction of all of RAI’s operating companies,” he said.
Reynolds American will combine its Lane Limited subsidiary with Conwood in order to consolidate and drive the companies’ portfolio of other tobacco products (OTP). Lane markets a wide range of specialty tobacco products, including cigars and little cigars; roll-your-own and pipe tobaccos; and Dunhill and other premium international cigarettes. The headquarters of the newly combined companies will be located in Memphis, and full integration is expected to be completed by the end of 2007.
The transaction will require regulatory approval by the Federal Trade Commission. The acquisition is expected to close by the end of the second quarter.
The transaction provides Reynolds American with the opportunity to leverage its strong balance sheet to create shareholder value. RAI will fund the acquisition with $3.2 billion in new debt and $300 million in cash. The company has received financing commitments from Lehman Brothers Inc. and JPMorgan Chase Bank, N.A. for the debt necessary to complete the transaction.
Reynolds American said it does not plan to revise its 2006 earnings guidance or its year-end balance sheet forecast until the transaction has closed and the company has had a period of time to gain additional clarity on Conwood’s potential contribution to RAI current-year earnings.
Reynolds American was advised on the Conwood transaction by Lehman Brothers Inc.
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss the acquisition of Conwood at 10 a.m. Eastern Time today (Tuesday, April 25, 2006). The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for 30 days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Maura Payne at (336) 741-6996 or Jan Smith at (336) 741-6995.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although RAI believes that these expectations are based on reasonable assumptions, it can give no assurance that the acquisition, if consummated, will be successful or that other expectations will be realized. The consummation of the transaction is subject to the satisfaction or waiver of all conditions to the acquisition. Factors that could affect the future performance of RAI following completion of the transaction, include:
•	the substantial and increasing regulation and taxation of the tobacco industry;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA and other state settlement agreements;

•	the continuing decline in volume in the domestic cigarette industry;

•	competition from other manufacturers, including any new entrants in the marketplace;

•	increased promotional activities by competitors and the growth of deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to realize the benefits and synergies arising from the combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W, and from the acquisition of Conwood;

•	the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales;

•	the cost of tobacco leaf and other raw materials and other commodities used in products, including future market pricing of tobacco leaf which could adversely impact inventory valuations;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the rating of RAI’s and RJR’s securities;

•	any restrictive covenants imposed under RAI’s and RJR’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect the manufacturing facilities;

•	any adverse effects from the transition of the packaging operations formerly conducted by RJR Packaging, LLC, a wholly owned subsidiary of RJR Tobacco, to the buyers of RJR Packaging, LLC’s businesses;

•	any adverse effects arising out of the implementation of an SAP enterprise business system in the third quarter of 2006; and

•	the potential existence of significant deficiencies or material weaknesses in internal controls over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.

Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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